CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated January 26, 2023, with respect to the audited balance sheet of Wealthcasa Capital Fund, LP as of December 31, 2022, and the related statements of operations, changes in member’s deficit, and cash flows for the period from August 25, 2022 to December 31, 2022, and the related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 29, 2023